Exhibit 23.5

500wan.com Limited

6th Floor, Block 9, Phase 2

Shenzhen Software Park

Keji Zhongerlu, Nanshan District

Shenzhen, 518057

Consent

In accordance with Rule 438 under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”), I hereby consent to the inclusion in the registration statement on Form F-1 (the “Registration Statement”) of 500wan.com Limited (the “Company”), and in all amendments (including post-effective amendments) thereto, and in the related prospectus, of (i) a reference naming me as a director of the Company, effective immediately upon the effectiveness of the Registration Statement; and (ii) such other information regarding me as is required to be included therein under the Securities Act.

By:	/s/ Zongwei Li
Zongwei Li

Dated: September 6, 2011